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                                                                    EXHIBIT 4(i)










                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated as of the 30th day of April, 1997 by and between NORTON MCNAUGHTON OF SQUIRE, INC., a New York corporation (the "Company"), and PETER BONEPARTH (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to retain the services of the Employee as President and Chief Operating Officer of the Company, and the Employee wishes to serve in such capacity in the employ of the Company, upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                  1. Employment, Term.

                  1.1 The Company agrees to employ the Employee, and the Employee agrees to serve in the employ of the Company, for the term set forth in
Section 1.2, in the positions and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.

                  1.2 The term of the Employee's employment under this Agreement (the "Term") shall commence on the date hereof and shall terminate on November 4, 2000, unless sooner terminated in accordance with this Agreement.

                  2. Positions, Duties. The Employee shall serve in the positions of President and Chief Operating Officer of the Company. The Employee shall perform, faithfully and diligently, such duties, and shall have such responsibilities, appropriate to said positions, as shall be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company. The Employee shall report to the Chief Executive Officer and the Board of Directors of the Company. During the Term, the Employee also agrees to serve, if elected, as an officer of any parent, subsidiary or affiliate of the Company. The Employee shall devote his complete and undivided attention to the performance of his duties and responsibilities hereunder during the normal working hours of executive employees of the Company. During the Term, the Company shall cause the Employee to be recommended for election to





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the Board of Directors of Norton McNaughton, Inc., a Delaware corporation (the
"Parent"). Subject to the prior consent of the Board of Directors of the Parent, the Employee shall be permitted to sit on the boards of directors of other corporations not involving any conflict of interest with the Company.

                  3.       Compensation.

                  3.1 Salary. During the Term, in consideration of the performance by the Employee of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay the Employee, and the Employee shall accept, a salary at a rate of $500,000 per annum, payable in accordance with the standard payroll practices of the Company.

                  3.2 Signing Bonus. Upon commencement of the Employee's employment with the Company, the Company shall pay the Employee a one-time signing bonus in the amount of $250,000 (the "Signing Bonus"); provided, however, in the event that the employment of the Employee with the Company shall terminate within one year of the commencement of the Employee's employment under this Agreement, other than by reason of a termination by the Company pursuant to
Section 6.4 of this Agreement, the Employee shall repay the Signing Bonus to the Company immediately upon such termination.

                  3.3 Bonus. During the Term, in addition to the salary provided for in Section 3.1, the Employee shall be eligible to participate in any bonus plan for executives of the Company in effect during the Term.

                  3.4      Stock Options.

                           (a) GRANT. The Company shall cause to be granted to
the Employee by the Board of Directors of the Parent as promptly as practicable after the date hereof, options to purchase an aggregate of 700,000 shares of the common stock, par value $.01 per share (the "Common Stock"), of the Parent, at an exercise price per share equal to the fair market value of the Common Stock on the date of grant (the "Options").

                           (b) EXERCISE. Except as provided in Section 3.4(d),
the number of Options which shall be vested and exercisable at any time shall be the greater of the number of Options determined under clause (i) or clause (ii) of this subsection (b).

                           (i) Options as to 250,000 shares of Common
Stock shall become vested and exercisable if the closing price for the Common Stock as quoted on the NASDAQ National





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Market System (or such other exchange on which the Common Stock is listed) shall equal or exceed $10.00 on at least twenty (20) consecutive trading days subsequent to the date of the grant; Options as to an additional 250,000 shares of Common Stock shall become vested and exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System (or such other exchange on which the Common Stock is listed) shall equal or exceed $13.00 on at least twenty (20) consecutive trading days subsequent to the date of the grant; and Options as to an additional 100,000 shares of Common Stock shall become vested and exercisable if the closing price for the Common Stock as quoted on the NASDAQ National Market System (or such other exchange on which the Common Stock is listed) shall equal or exceed $20.00 on at least twenty (20) consecutive trading days subsequent to the date of grant (the foregoing applicable closing prices of the Common Stock set forth in this Section 3.4(b)(i), the "Target Prices").

                           (ii) The Options shall become vested and exercisable
in accordance with the following schedule:

                                                         Cumulative Number
                                                         of Options Vested
    Vesting Period                                       and Exercisable
    --------------                                       ---------------

    After April 30, 1997                                 100,000

    After December 10, 1998                              350,000

    After December 10, 1999                              600,000

    After November 4, 2000                               700,000,

less the number of Options theretofore exercised.

                           (c) CHANGE IN CONTROL. In connection with any merger
or consolidation involving the Parent which results in the holders of the outstanding voting securities of the Parent (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Parent of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Parent, in each case occurring during the Term, all outstanding Options shall become vested and exercisable in full, notwithstanding any other provision hereof, on and after (i) fifteen (15) days prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the





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date of commencement of such tender offer or exchange offer, as the case may be;
provided, however, that in the case of any merger, consolidation, transfer or acquisition, or any tender offer or exchange offer where the effective date or date of commencement, as the case may be, occurs, or where the Parent shall enter into any agreement or letter of intent with respect to any such transaction, in any case, within six months of the date of commencement of the Employee's employment hereunder, no additional Options shall become vested and exercisable.

                           (d) TERM OF OPTIONS. Except as provided below, the
term of the Options shall be ten years.

                                    (i)     In the event of termination of the
employment of the Employee pursuant to Section 6.1 of this Agreement, the Employee's estate shall be entitled to exercise for a period of two years from the date of the Employee's death, only that number of Options as were vested and exercisable on the date of the Employee's death.

                                    (ii)  In the event of termination of the
employment of the Employee pursuant to Section 6.2 of this Agreement, the Employee shall be entitled to exercise, for the Disability Exercise Term (as hereinafter defined), only that number of Options as were vested and exercisable on the date of termination of the employment of the Employee. For purposes hereof, "Disability Exercise Term" shall mean the Disability Salary Continuation Period (as defined in Section 6.2 of this Agreement) plus two years.

                                    (iii)  In the event of termination of
the employment of the Employee by the Company for Due Cause pursuant to Section
6.3 of this Agreement, no Options shall be exercisable.

                                    (iv)     In the event of termination of the
employment of the Employee by the Company pursuant to Section 6.4 of this Agreement, the Employee shall be entitled to exercise, for the Exercise Term (as hereinafter defined), only that number of Options as were vested and exercisable on the date of termination of the employment of the Employee. For purposes hereof, "Exercise Term" shall mean the Salary Continuation Period (as defined in Section 6.4 of this Agreement) plus two years.

                                    (v)     In the event of termination of the
employment of the Employee with the Company by the Employee during the Term for any reason other than pursuant to Sections 6.1, 6.2, 6.3 or 6.4 of this Agreement, no Options shall be exercisable.






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                           (e) ADJUSTMENTS. In the event of any dividend or
other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Parent, issuance of warrants or other rights to purchase Common Stock, the Board of Directors shall, in such manner as it may deem equitable, adjust the number of shares of Common Stock (or other securities or property) subject to the Options, the exercise price with respect to any Options, the Target Prices with respect to any Options, or all of the foregoing.

                           (f) LIMITATION ON SALES OF COMMON STOCK. The Employee
agrees, for the benefit of the Company and the Parent, that during the period of his employment with the Company and at all times thereafter for so long as he shall beneficially own in the aggregate more than 100,000 shares of Common Stock or Options and whether or not he is at the time deemed to be an "affiliate" (as such term is used in Rule 144 under the Securities Act of 1933, as amended) of the Company, he shall not sell shares of Common Stock in excess of the volume limitation which from time to time would be applicable to him under Rule 144(e)(1) determined as if he were an affiliate.

                           (g) REGISTRATION OF SHARES. The Parent shall, as
promptly as practicable following the commencement of the Employee's employment hereunder, file a registration statement on Form S-8, or any successor to such Form, with respect to the shares of Common Stock covered by the Options.

                  4. Expense Reimbursement. During the Term, (i) the Company shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with the Company's policies and (ii) the Company shall pay for the benefit of the Employee all reasonable and necessary expenses incurred by him in the ordinary and usual course of business and in accordance with the Company's policies (in any case, as such policies are adopted from time to time by the Compensation Committee of the Board of Directors).

                  5.       Benefits.

                  5.1 Benefit Plans. During the Term, the Employee will be entitled to participate in all employee benefit plans and programs offered by the Company (and, to the extent required by applicable law or this Agreement,





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approved by the Compensation Committee of the Board of Directors) from time to time to its employees of comparable seniority, subject to the provisions of such plans and programs as in effect from time to time.

                  5.2 Vacation. During the Term, the Employee shall be entitled to paid vacation in accordance with Company policy for its executive employees.

                  5.3 Life Insurance. During the Term, the Company will provide the Employee with $2 million term life insurance coverage. The beneficiary of such policy shall be the Employee's estate or other beneficiary so designated by the Employee.

                  5.4 Disability. During the Term, the Company shall provide the Employee with disability insurance providing the same monthly disability benefit as provided to the Chief Executive Officer of the Company; provided, however that the annual expenditure by the Company for disability insurance premiums for the Employee shall not exceed the annual expenditure by the Company for disability insurance premiums for the Chief Executive Officer of the Company. The Company's obligations under Section 6.2 of this Agreement shall be subject to appropriate reduction for amounts paid to the Employee under disability insurance during the Disability Salary Continuation Period (as hereinafter defined), taking into account the tax treatment of such disability insurance payments.

                  6.       Termination of Employment.

                  6.1 Death. In the event of the death of the Employee during the Term, the Company shall pay to the estate or other legal representative of the Employee the salary provided for in Section 3.1 accrued to the date of the Employee's death and not theretofore paid to the Employee. Rights and benefits of the estate or other legal representative of the Employee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the estate or other legal representative of the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Section 3.4(d).

                  6.2 Disability. If during the Term the Employee shall become incapacitated by reason of physical or mental disability and shall be unable to perform his normal duties hereunder for a cumulative period of six (6) months in any period of twelve (12) consecutive months, the employment of the Employee hereunder may be terminated by the Company or the Employee upon notice to the other. In the event of such termination, subject to Section 5.4 of this Agreement, the





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Company shall continue to pay to the Employee the salary provided for in Section
3.1 (i) if such termination shall occur within one year of the commencement of the Employee's employment under this Agreement, for one year from the date of termination of the Employee's employment; or (ii) if such termination shall occur after the first anniversary of the commencement of the Employee's employment under this Agreement, for the remainder of the Term (the applicable period of time during which the Company shall be required to continue to pay such salary, the "Disability Salary Continuation Period"). Rights and benefits of the Employee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 3.4(d), 7, 8, 9 and 10.

                  6.3 Due Cause. The employment of the Employee hereunder may be terminated by the Company at any time during the Term for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Employee the salary provided for in Section 3.1 accrued to the date of such termination and not theretofore paid to the Employee. Rights and benefits of the Employee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. After the satisfaction of any claim of the Company against the Employee incidental to such Due Cause, neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 3.4(d), 7, 8, 9 and 10. For purposes hereof, "Due Cause" shall mean (a) the Employee's gross negligence or willful misconduct in bad faith in the discharge of his duties and responsibilities to any member of the Company Group (as defined in Section 9 below), as determined by the Board of Directors of the Company (other than the Employee if he is a member of such at the time), (b) the Employee's material and repeated failure to obey appropriate directions from the Chief Executive Officer of the Company and the Board of Directors of the Company, (c) any willful or purposeful act or omission of the Employee taken or omitted in bad faith and intended to materially injure, and which had the effect of materially injuring, the business or business relationships of any member of the Company Group or (d) the Employee's conviction or other adjudication of (1) a felony or (2) any crime or offense involving fraud; provided, however, that the Employee shall be given written notice by a majority of the Board of Directors of the Company that it intends to terminate the Employee's employment for Due Cause under this Section, which written notice shall specify the act or acts upon the basis of which the majority of the Board of Directors of the Company intends so to terminate the Employee's employment,





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and the Employee shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board of Directors of the Company to discuss such act or acts.

                  6.4 Other Termination by the Company. The Company may terminate the Employee's employment at any time during the Term for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1, 6.2 or 6.3, the Company shall continue to pay to the Employee the salary provided for in Section
3.1 (i) if such termination shall occur within one year of the commencement of the Employee's employment under this Agreement, for one year from the date of termination of the Employee's employment; or (ii) if such termination shall occur after the first anniversary of the commencement of the Employee's employment under this Agreement, for the remainder of the Term (the applicable period of time during which the Company shall be required to continue to pay such salary, the "Salary Continuation Period"). In either case, the Employee shall be required to seek subsequent employment in good faith and upon obtaining subsequent employment shall inform the Company that he obtained such employment and to offset any amounts earned from such subsequent employment (whether as an employee, a consultant or otherwise) against such salary continuation by the Company. Rights and benefits of the Employee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 3.4(d), 7, 8, 9 and 10.

                  7.       Confidential Information.

                  7.1 The Employee shall, during the Term and at all times thereafter, treat as confidential and, except as required in the performance of his duties and responsibilities under this Agreement, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential material (as hereinafter defined). The Employee agrees that all confidential material, together with all notes and records of the Employee relating thereto, and all copies or facsimiles thereof in the possession of the Employee, are the exclusive property of the Company and the Employee agrees to return such material to the Company promptly upon the termination of the Employee's employment with the Company.

                  7.2 For the purposes hereof, the term "confidential material" shall mean all information acquired by the Employee in the course of the Employee's employment





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with the Company in any way concerning the products, projects, activities, business or affairs of the Company or any member of the Company Group or the customers of the Company or any member of the Company Group, including, without limitation, all information concerning trade secrets and the preparation of raw material for, manufacture of, and/or finishing processes utilized in the production of, the products or projects of the Company or any member of the Company Group and/or any improvements therein, all sales and financial information concerning the Company or any member of the Company Group, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or any member of the Company Group which is furnished to the Employee by the Company or any of its employees (current or former), agents or customers, as such; provided, however, that the term "confidential material" shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by the Employee, (b) was available to the Employee on a non-confidential basis prior to his employment with the Company or (c) becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its agents, franchisees, creditors, suppliers, lessors, lessees or customers provided that such source is not bound by a confidentiality agreement with the Company or any of such agents or customers.

                  8. Inventions. Any and all inventions, innovations or improvements ("inventions") made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment with the Company which may be directly or indirectly useful in, or relate to, the business of the Company, shall be promptly and fully disclosed by the Employee to the Board of Directors of the Company and shall be the Company's exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any inventions made, developed or created by him as aforesaid. The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property as against the Employee or to vest in the Company title to such inventions





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as against the Employee. The expense of securing any such patent or copyright shall be borne by the Company.

                  9. Non-Competition. The Employee acknowledges that the services to be rendered by him to the Company are of a special and unique character. In consideration of his employment hereunder, the Employee agrees, for the benefit of the Company, that he will not, during the period of his employment with the Company and thereafter for the Applicable Period (as hereinafter defined) commencing on the date of termination of his employment with the Company, (a) engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) one percent (1%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, anywhere in the United States, in any activity or business venture which is in competition with the business then conducted by the Company (presently, the manufacture, merchandising, distribution and sale of women's clothing), any of its subsidiaries or any of its corporate parents or affiliates (including, without limitation, Norty's, Inc. and Norton McNaughton, Inc., each a Delaware corporation) (collectively, the "Company Group"), (b) solicit or entice or endeavor to solicit or entice away from any member of the Company Group any person who was an officer, employee or consultant of any member of the Company Group, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of a member of the Company Group, and the Employee agrees not to employ, directly or indirectly, any person who was an officer or employee of any member of the Company Group or who by reason of such position at any time is or may be likely to be in possession of any confidential information or trade secrets relating to the businesses or products of any member of the Company Group, or (c) solicit or entice or endeavor to solicit or entice away from any member of the Company Group any customer or prospective customer of any member of the Company Group, either for his own account or for any individual, firm or corporation. As used herein, the term "Applicable Period" shall mean, (i) in the case of termination of employment pursuant to
Section 6.4 of the Agreement, the period during which the Company is obligated to continue to pay salary to the Employee (determined without regard to the Employee's duty to offset as specified in such Section 6.4), and (ii) in the case of any other termination, three (3) years.






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                  10.      Equitable Relief, Etc.

                  10.1 In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 7, 8 or 9 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have with respect to any such breach or threatened breach.

                  10.2 The Company and the Employee understand and agree that in any lawsuit or other proceeding between any of them with respect to Sections 7, 8 or 9 hereof, the prevailing party in such lawsuit or proceeding shall be entitled to recover from the other party in such lawsuit or proceeding, and such other party hereby agrees to pay such prevailing party, for all costs and expenses, including attorneys' fees, incurred by such prevailing party in the defense, prosecution or investigation of the matters which are the subject of such lawsuit or proceeding.

                  11.      Successors and Assigns.

                  11.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

                  11.2 Assignment by the Employee. The Employee may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the Company (other than the Employee if he is a member of such Board at the time); provided, however, that nothing herein shall preclude one or more beneficiaries of the Employee from receiving any amount that may be payable following the occurrence of his legal incompetency or his





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death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Employee (in the event of his incompetency) or the Employee's estate.

                  12. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such State.

                  13. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof. This Agreement supersedes all understandings and agreements, whether oral or in writing, if any, previously entered into by the Company with the Employee in any way relating to the employment of the Employee by the Company, all of which agreements and understandings are hereby terminated and all rights and entitlements thereunder are hereby waived and released.

                  14. Amendment, Modification, Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by representatives of the Company (other than the Employee) who have been duly authorized by the Board of Directors of the Company to do so (other than the Employee if he is a member of such Board at the time). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                  15. Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated





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below or at such other address as such party may subsequently designate by like notice:

                  If to the Company:

                           c/o Norton McNaughton, Inc.
                           463 Seventh Avenue
                           New York, New York  10018
                           Attention:  Compensation Committee  and
                           the Chief Executive Officer

                  If to the Employee:

                           Peter Boneparth
                           250 Briarwood Crossing
                           Lawrence, New York 11559

                  With a copy to:

                           Richard E. Haftel, Esq.
                           Haftel & Silverman, P.C.
                           26 Broadway
                           New York, New York 10004

                  16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in
Section 10, be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. The arbitration award shall include an award of attorneys' fees and costs to the prevailing party as determined by the arbitrator.

                  17. Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified





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by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  18. Authority. The Company represents and warrants to the Employee that the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and agreements hereunder have been duly authorized by all necessary corporate action and that this Agreement has been duly executed and delivered on behalf of the Company.

                  19. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

                  20. Subsidiaries, etc. The Employee shall be deemed to resign as an officer and director of any parent, subsidiary or affiliate of the Company upon termination of his employment under this Agreement.

                  21. Survivorship. The respective rights and obligations of the Employee and the Company hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                  22. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

                  23. Counterparts. This Agreement may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one document.

                          *          *          *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     NORTON MCNAUGHTON OF SQUIRE, INC.



                                     By     /s/ Sanford Greenberg
                                     ----------------------------
                                       Title:  Chief Executive
                                                       Officer


                                     EMPLOYEE:



                                            /s/ Peter Boneparth
                                     ----------------------------
                                     Peter Boneparth